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                                                                    Exhibit 99.1


                              JANNA SYSTEMS INC.
                 AMENDED AND RESTATED SHARE COMPENSATION PLAN
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                              JANNA SYSTEMS INC.

                  SHARE COMPENSATION PLAN ARTICLE 1 - GENERAL

                             ARTICLE 1.  - General

Section 1.     General Provisions

1.1. Plan. This Plan consists of two parts being the Corporation's Share Purchase Plan and its Share Option Plan.

1.2. Purpose. The purpose of this Plan is to advance the interests of the Corporation by:

        (a)    providing Eligible Persons with additional incentive;

        (b)    encouraging stock ownership by Eligible Persons;

        (c) increasing the proprietary interest of Eligible Persons in the success of the Corporation;

        (d) encouraging Eligible Persons to remain with the Corporation or its Affiliates; and

        (e) attracting new Canadian employees, officers, directors and Consultants to the Corporation or its Affiliates.

1.3.    Administration.

        (a) This Plan will be administered by the Board or a committee of the Board duly appointed for this purpose by the Board and consisting of:

               (i) not less than 3 directors where the Corporation has 3 or more directors; or

               (ii) all of the directors, where the Corporation has less than three directors and if a committee is appointed for this purpose, all references to the term "Board" will be deemed to be references to the committee.

        (b) Subject to the limitations of this Plan, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons;

               (i)    to grant Options to purchase Shares to Eligible Persons;

               (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants;

               (iii) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules and Regulations relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable regulatory authority; and

                                       2.
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               (iv)   to make all other determinations and to take all other
                      actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable.

        (c) The Board's guidelines, rules, Regulations, interpretations and determinations will be conclusive and binding upon all parties.

1.4. Interpretation. For the purposes of this Plan, the following terms will have the following meaning unless otherwise defined elsewhere in this
        Plan:

        (a) "Affiliate" means any corporation that is an affiliate of the Corporation as defined under the Securities Act (Ontario);

        (b) "Associate" has the meaning attributed to it in the Securities Act (Ontario);

        (c) "Base Remuneration" means, in respect of any Eligible Person, the dollar value of all salary actually agreed to be paid by the Corporation or any an Affiliate (or comparable remuneration with respect to a Consultant) to an Eligible Person in the Year in which a purchase of Shares is made, before deduction for income taxes;

        (d) "Board" means the Board of Directors of the Corporation or a committee thereof appointed in accordance with the Plan, and includes the sole director of the Corporation where the Corporation has only one director;

        (e)    "Consultant" means either:

               (i) an individual (including an individual whose services are contracted for through a corporation); or

               (ii) a corporation, in either case, designated by the Board with whom the Corporation has a contract for substantial services;

        (f)    "Corporation" means Janna Systems Inc.;

        (g) "Eligible Person" means, subject to the Regulations and to all applicable law, any Canadian employee, officer, director or Consultant of:

               (i)    the Corporation; or

               (ii)   any Affiliate of the Corporation; and

        includes any such person who is on a leave of absence authorized by the Board or the Board Directors of any Affiliate;

        (h)    "Instalment Plan" means the plan referred to in section 2.6;

        (i) "Insider" has the meaning attributed to it in section 627 of The Toronto Stock Exchange Company Manual;

                                       3.
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        (j)    "Open Period" means a period of time, not exceeding thirty (30)
               days as specified by the Board, during which Purchase Rights may be exercised by Eligible Persons, as established by the Regulations to the SPP from time to time;

        (k) "Option" means a right granted to an Eligible Person to purchase Shares of the Corporation on the terms of this Plan;

        (l) "Participant" means an Eligible Person to whom or to whose RRSP an Option has been granted, or an Eligible Person to whom or to whose RRSP a Purchase Right has been granted and who has elected on his own behalf or on behalf of his RRSP to participate in the SPP by completing and submitting a Purchase Right Exercise Agreement, as the case may be;

        (m) "Plan" means the Corporation' s Share Compensation Plan consisting of the SPP and the SOP;

        (n) "Purchase Right" means a right granted to an Eligible Person to Purchase Shares of the Corporation under the terms of the SPP;

        (o) "Purchase Right Exercise Agreement" means the agreement referred to in section 2.2(b);

        (p) "Regulations" means the regulations made pursuant to this Plan, as same may be amended from time to time;

        (q)    "RRSP" means a registered retirement savings plan;

        (r) "Share Price" means the price at which shares subject to this Plan can be purchased as determined by the Board in accordance with the SPP;

        (s)    "Shares" means the common shares of the Corporation;

        (t) "Share Option Plan" or "SOP" means the Share Option Plan segment of the Plan;

        (u) "Share Purchase Plan" or "SPP" means the Share Purchase Plan segment of the Plan;

        (v) "Termination Date" means the date on which a Participant ceases to be an Eligible Person;

        (w) "Transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary or not voluntary and whether or not for value, and any agreement to effect any of the foregoing;

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        (x)    "Trustee" means a person appointed by the Board to act in the capacity of trustee for the benefit of the SPP; and

        (y) "Year" means a fiscal year of the Corporation commencing on January 1 and ending on December 31.

        Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.

1.5.    Shares Reserved

        (a) The maximum number of Shares available for purchase or issuance under this Plan is 3,860,000.

        (b) Any Shares subject to Purchase Rights under the SPP or to an Option which has been granted under the SOP and which for any reason have been cancelled or terminated without having been exercised will again be available under this Plan. Subject to regulatory approval, any Shares subject to Purchase Rights under the SPP which are purchased in the open market pursuant to section 2.4 rather than issued from treasury will again be available under this Plan.

1.6. Governing Law. This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

                       ARTICLE 2. - SHARE PURCHASE PLAN

2.1. Grants. Each Eligible Person has Purchase Rights enabling purchase in each Year of that number. of Shares at a purchase price equal to or less than 10% of the Eligible Person's Base Remuneration for the Year in which the purchase is made.

2.2.    Exercise of Purchase Rights.

        (a) Subject to the Regulations, Purchase Rights may be exercised in whole or in part in respect of each Year, during any Open period in that Year. Purchase Rights not exercised in any Year may not be carried forward to a future Year.

        (b) To exercise a Purchase Right, an Eligible Person must complete, execute and deliver to the Corporation a Purchase Right Exercise Agreement in the form of Schedule "A" (as the same may be amended from time to time by the Regulations). When signed by the Corporation, the Purchase Right Exercise Agreement will govern the exercise of Purchase Rights by an Eligible Person.

        (c) No fractional Shares may be issued. To the extent that an Eligible Person is entitled to receive on the exercise of a Purchase Right a fraction of a Share, such Purchase Right may only be exercised in respect of such fraction in combination with another Purchase Right or Purchase Rights which in the aggregate entitle the Eligible Person to receive a whole number of Shares. If the Eligible Person is not able to or elects not to, combine Purchase Rights in this manner, Purchase Rights

                                       5.
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               which would otherwise entitle an Eligible Person to receive upon exercise, a fraction of a Share, will entitle such Eligible Person to receive that lower number of Shares which is a whole number.

2.3.    Purchase Price

        (a) The Board will establish the Share Price for each Open Period on the basis of the simple average of the high and low trading prices of the Shares on the market with the largest trading volume of the Shares on the five consecutive trading days preceding the first day of that Open Period. If there is no trading on any of those five days, the price for any relevant day will be the average of the bid and ask prices on that day. At the discretion of the Board, the Share Price may be established at the market price less a discount fixed by the Board from time to time to a maximum discount of ten percent (10%).

        (b) If a discount is to be applied, the Board will use reasonable efforts to make its decision and announce it to all Eligible Persons prior to the commencement of the next relevant Open Period.

2.4. Issuance, Purchase of Shares. Shares purchased by participants under the SPP may be issued from treasury or, subject to applicable law and at the direction of the Board, previously issued Shares may be purchased by the Trustee in the open market.

2.5.    Payment of Purchase Price

        (a) The Share Price for each Share purchased under a Purchase Right must be paid either:

               (i) in full by bank draft or certified cheque tendered by a Participant with the Purchase Right Exercise Agreement; or

               (ii) by deduction from amounts to be paid to the Participant by the Corporation or any of its Affiliates provided that the Participant has given a written direction to the Corporation in the Purchase Right Exercise Agreement.

        (b) Upon receipt of payment in full, but subject to the terms of the Plan, a certificate representing the number of fully paid Shares in respect of which the Purchase Right has been exercised will be duly issued and delivered in the Participant's name.

2.6.    Rights of Participants Regarding Shares Not Fully Paid For

        (a) If a Participant exercises Purchase Rights and elects to pay for the Shares by deduction of amounts to be paid by the Corporation or an Affiliate to that Participant (the "Instalment Plan"), the Corporation will deduct substantially equivalent amounts from each payment so that the full amount of the purchase price will be paid by the Participant by the end of the period specified in the

                                       6.
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               Regulations to the Plan as the applicable instalment period (the
               "Instalment Period"), provided that the Participant continues to be an Eligible Person throughout the Instalment Period.

        (b) Provided there is acceptance by the Corporation of the Participant's exercise of the Purchase Right selecting the Instalment Plan, the Corporation will direct that the Shares be purchased for the benefit of the Participant and the certificates representing such Shares be delivered to the Trustee. The Trustee will hold the Participant's shares in the Trustee's name until they are paid for in full by the Participant. While the Shares are held by the Trustee, they will not be voted and dividends received on the shares will be held by the Trustee.

        (c) If the Shares are paid for in full by the Participant within the applicable Instalment Period, the certificates representing such Shares will, subject to the Regulations, be delivered in the name of the Participant or the Participant's RRSP, and any dividends relating to such Shares arising during the Instalment Period will be paid to the Participant or the Participant's RRSP, as the case may be without interest.

        (d) If a Participant ceases to be an Eligible Person prior to the expiry of an applicable Instalment Period, then subject to section 2.8 and any other rights which the Participant may have as articulated in the Regulations, the Corporation will refund to the Participant all amounts deducted pursuant to the Instalment Plan during . such Instalment Period and the Participant will have no further right to such Shares.

2.7. Transfer to Participant's. RRSPs Notwithstanding any other provision of the Plan, an Eligible Person may, upon so indicating in the Purchase Right Exercise Agreement, direct that any Share or any interest in such Share to be acquired by exercise of a Purchase Right hereunder be held by an RRSP established by and for the sole benefit of the Eligible Person.

2.8.    Termination, Retirement, Death, Departure.  Subject to the Regulations:

        (a) If a Participant ceases to be an Eligible Person for any reason whatsoever other than death, the Participant or the Participant's RRSP may, within 30 days thereafter, complete the purchase of Shares pursuant to Purchase Rights exercised previously, but the Participant may not, after the Termination Date, exercise any additional Purchase Right.

        (b) Paragraph (a) includes, without limitation, the dismissal or termination of the Participant's employment with the Corporation, regardless of whether with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted additional Purchase Rights to be exercised by the Participant (or the payment for Shares to be deferred over a longer period).

                                       7.
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        (c)    If a Participant dies, the provisions of subsection (a) will apply, but the payment period will be 180 days after the Participant's death rather than 30 days after the Termination Date.

2.9.    Share Depletion Notice

        (a) The Secretary of the Corporation will review the number of Shares available for purchase pursuant to the SPP prior to each Open Period to estimate whether the exercise of all Purchase Rights during the next Open Period would be likely to exhaust the remaining Shares available for purchase. If so, the Secretary will send a notice (the "Share Depletion Notice") to each Eligible Person advising the Eligible Person that, effective as of the beginning of the next Open Period, all Purchase Rights for that Open Period will be honoured by the Corporation on a pro rata basis until the Shares available for purchase are exhausted.

        (b) If at any time during a Year the Secretary of the Corporation determines that the number of Shares available for purchase under the Plan will likely be exhausted before the end of the Year and the Share Depletion Notice has not yet been given. the Secretary will give the Share Depletion Notice immediately.

        (c) All Eligible Persons will be subject to ,the limitations established by a Share Depletion Notice whether or not, and whenever, notice was given.

                        ARTICLE 3. - SHARE OPTION PLAN

3.1.    Grants

        (a) Subject to this SOP, the Board will have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set out in this SOP, applicable to the exercise of an Option, including, without limitation:

               (i) the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option; and

               (ii) the nature of the events, if any, and the duration of the period in which any Participant's rights in respect of Shares acquired upon exercise of an Option may be forfeited.

        (b) An Eligible Person and the Eligible Person's RRSP may receive Options on more than one occasion under this SOP and may receive separate Options on any one occasion.

        (c) Subject to the Regulations, the aggregate number of securities available for issuance under the SOP to any one person and an RRSP of which that person is an annuitant, will be 5% of the Shares outstanding at the time of the grant (on a non-diluted basis), or such lesser number as may be required by applicable regulatory authorities from time to time.

                                       8.
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        (d)    Notwithstanding anything in this Plan to the contrary: (i)
               Options cannot be granted such that the number of Shares reserved for issuance to Insiders pursuant to this Plan or any other established or proposed share compensation arrangement exceeds 10% of the issued and outstanding Shares; (ii) Shares cannot be issued to Insiders upon the exercise of Options such that the number of Shares issued to Insiders pursuant to this Plan or any other established or proposed share compensation arrangement in a one year period exceeds 10% of the issued and outstanding Shares; and (iii) Shares cannot be issued to any one Insider (and such Insider's Associates) upon the exercise of Options such that the number of Shares issued to such persons pursuant to this Plan or any other established or proposed share compensation arrangement in a one-year period exceeds 5% of the issued and outstanding Shares.

3.2.    Exercise of Options

        (a) Options granted must be exercised no later than 10 years after the date of grant or such lesser period as the applicable grant or Regulations may require.

        (b) The Board may determine when any Option will become exercisable and may determine that the Option will be exercisable in instalments.

        (c) No fractional Shares may be issued. To the extent that an Eligible Person is entitled to receive on the exercise of an Option a fraction of a Share, such Option may only be exercised in respect of such fraction in combination with another Option or Options which in the aggregate entitle the Eligible Person to receive a whole number of Shares. If the Eligible Person is not able to or elects not to, combine Options in this manner, Options which would otherwise entitle an Eligible Person to receive upon exercise, a fraction of a Share, will entitle such Eligible Person to receive that lower number of Shares which is a whole number.

        (d) Not less than 100 Shares may be purchased at any one time except where the remainder totals less than 100.

3.3. Option Price. The Board will establish the exercise price of an Option at the time each Option is granted on the basis of the weighted average market price of the Shares on the principal Canadian stock exchange on which such Shares trade for the five trading days preceding the date of the grant. If there is no trading of the Shares on any of those five days, the exercise price for any relevant day will be the average of the bid and ask prices on that day on the market with the largest trading volume on the last day the Shares traded.

3.4. Grant to Participant's RRSP. Upon written notice from the Participant, any Option that might otherwise be granted to that Participant, will be granted, in whole or in part, to an RRSP established by and for the sole benefit of the Participant.

3.5. Termination, Retirement, Death, Departure. Subject to Section 3.2(a) and to the Regulations:

                                       9.
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        (a)    If a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant or the Participant's RRSP will cease to be exercisable 30 days after the Termination Date. If any portion of an Option has not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant or the Participant's RRSP.

        (b) Paragraph (a) applies, without limitation and for greater certainty only, regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest in the Participant or the Participant's RRSP.

        (c) If a Participant dies, the legal representatives of the Participant may exercise the Participant's Options and the Participant's RRSP Options within 180 days after the date of the Participant's death but only to the extent the Options were by their terms exercisable on the date of death.

3.6. Option Agreements. Each Option must be confirmed, and will be governed, by an agreement (an "Option Agreement") in the form of Schedule "B" (as the same may be amended from time to time by the Regulations) signed by the Corporation and the Participant or an RRSP of which that person is an annuitant.

3.7. Payment of Option Price. The exercise price of each Share purchased under an Option must be paid in full by bank draft or certified cheque at the time of exercise, and upon receipt of payment in full, but subject to the terms of this Plan, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable.

3.8. Amendment of Option Terms. With the consent of any applicable regulatory authorities (as required) and the Participant affected thereby, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the authority to initially grant the award as so modified or amended, including without limitation, to change the date or dates as of which, or the price at which, an Option becomes exercisable.

3.9. Transferability of Options. Except as provided otherwise in section 3.5(c), Options are non-assignable and non-transferable.

                             ARTICLE 4. - GENERAL

4.1.    Right to Terminate Purchase Rights and Options

        (a) Notwithstanding any other provision of this Plan, if the Board at any time by resolution declares it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any proposed merger, consolidation, amalgamation or offer to acquire all of the

                                      10.
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          outstanding shares of the Corporation (collectively, the "Proposed
          Transaction"), the Corporation may give written notice to all Participants advising that their respective Purchase Rights (including without limitation their right to pay for Shares under the Instalment
          Plan) and Options or the Options held by their RRSP's may be exercised only within 60 days after the date of the notice and not thereafter, and that all rights of the Participants and their RRSP's under any Purchase Rights and under any Options, as the case may be, not exercised will terminate at the expiration of the 60-day period, provided that the Proposed Transaction is completed within 180 days after the date of the notice.

     (b) If the Proposed Transaction is not completed within the 180-day period, no unexercised Purchase Right and no right under any Option, as the case may be, will be affected by the notice, except that the Purchase Right or the Option, as the case may be, may not be exercised between the date of expiration of the 60-day period and the day after the expiration of the 180-day period.

4.2. Capital Adjustments

     (a) If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, the Board will make, subject to any prior approval required of relevant stock exchanges or other applicable regulatory authorities, if any, an appropriate substitution or adjustment in:

          (i) the Share Price or any purchase price of any unexercised Purchase Rights under the SPP or the exercise price of any unexercised Options under the SOP;

          (ii) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and

          (iii) the number and kind of shares subject to unexercised Purchase Rights theretofore granted under the SPP, and the number and kind of shares subject to unexercised Options theretofore granted under the SOP;

     provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

     (b) In the event of the reorganization of the Corporation or the amalgamation or consolidation of the Corporation with another corporation, the Board may make such provision for the protection of the rights of Eligible Persons, Participants and their RRSP's as the Board in its discretion deems appropriate. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

4.3. Non-Exclusivity. Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required regulatory or shareholder approval.

                                      11.
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4.4. Amendment and Termination

     (a) The Board may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or shareholder approval. Subject to section 4.1 of Article 4, no amendment, suspension or termination will alter or impair any Purchase Rights under the SPP or Options under the SOP, or any rights pursuant thereto, granted previously to any Participant or the Participant's RRSP without the consent of that Participant.

     (b) If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules and Regulations adopted by the Board and in force at the time of this Plan, will continue in effect as long as any Purchase Rights under the SPP or Options under the SOP or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or the Purchase Rights or Options it would be entitled to make if the Plan were still in effect.

4.5. Compliance with Legislation

     (a) The Board may postpone or adjust any exercise of any Purchase Right or any Option or the issue of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue shares in violation of any applicable law.

     (b) If the shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on a stock exchange on which the Shares are listed for trading.

4.6. Adoption of and Amendments to Plan. This Plan was adopted by resolution of its Board on October 31, 1995 and included a maximum of 350,000 Shares available for purchase or issuance.

     On February 9, 1996 the shareholders of the Corporation approved a three and one-sixth for one stock split thereby increasing the maximum number of Shares available for purchase or issuance under the Plan to 1,108,333.

     On March 12, 1997, the first amendment to the Plan was adopted by the Board to increase the maximum number of Shares available for purchase or issuance under the Plan to 1,250,000.

                                      12.
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     On May 7, 1998 the second amendment to the Plan was approved by the shareholders of the Corporation to increase the maximum number of Shares available for purchase or issuance under the Plan to 1,705,500.

     On April 29, 1999 the third amendment to the Plan was approved by the shareholders of the Corporation to increase the maximum number of Shares available for purchase or issuance under the Plan to 2,010,000.

     On November 24, 1999, the fourth amendment to the Plan was approved by the Board to amend sections 2.3 and 3.3 by reducing the number of trading days from twenty to five for the purposes of calculating the Purchase Price and the Option Price, respectively.

     On December 9, 1999, the fourth amendment to the Plan was approved by the Board to add to the Regulation to the Plan a regulation authorizing the Chief Executive Officer of the Corporation to grant options from time to time to Eligible Persons between meetings of the Board, or meetings of the committee of the Board appointed to administer the Plan, subject to the ratification and approval of the Board or committee, as the case may be, at the next meeting of the Board or committee; provided that such grants are otherwise made in accordance with the terms of the Plan. In such circumstances, the exercise price of the options granted in this manner shall in all cases be established on the date of grant by the Chief Executive Officer, in accordance with section 3.3 of the Plan.

     On April 25, 2000, the filth amendment to the Plan was approved by the shareholders of the Corporation to increase the maximum number of shares available for purchase or issuance under the Plan to 3,860,000.

                                      13.
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                               JANNA SYSTEMS INC.

                      SHARE COMPENSATION PLAN REGULATIONS

1. In these Regulations, words defined in this Plan and not otherwise defined herein will have the same meaning as set forth in this Plan.

2. No one who is otherwise an Eligible Person may participate in the Plan until they have provided their services to the Corporation or Affiliate for at least twelve (12) months.

3.   A Participant will cease to be an Eligible Person on earliest of:

     (a) the date of the Participant's termination, retirement or cessation of employment with or engagement by the Corporation or any of its Affiliates;

     (b)  the date of the Participant's death; and

     (C) the date on which the Participant otherwise fails to meet the criteria set forth under the definition of an Eligible Person.

For greater certainty, a Consultant will cease to be an Eligible Person if the services of any key individual referred to in the Consultant's contract are no longer available to the Corporation as required by the contract.

4. The Chief Executive Officer of the Corporation is authorized to grant Options from time to time to Eligible Persons between meetings of the Board, or meetings of the committee of the Board appointed to administer the Plan, subject to the ratification and approval of such grants by the Board or committee, as the case may be, at the next meeting of the Board or committee; provided that such grants are otherwise made in accordance with the terms of the Plan. In such circumstances, the exercise price of options granted in this manner shall in all cases be established on the date of grant by the Chief Executive Officer, in accordance with section
     3.3 of the Plan.

                                      1.

                                  SCHEDULE "A"

                               JANNA SYSTEMS INC.

                       PURCHASE RIGHT EXERCISE AGREEMENT

TO: Janna Systems Inc. (the "Corporation") and its Affiliates (collectively, "Janna")

RE: Purchase of Subordinate Voting Shares (the "Shares") of the Corporation pursuant to the Share Purchase Plan ("SPP") segment of the Corporation's Share Compensation Plan (the "Plan")

NOTE: Any Eligible Persons who wish to purchase Shares through their RRSP should consult their tax advisor prior to doing so.

     I hereby exercise my right to purchase __________ Shares at the Share Price in effect for the current Open Period in accordance with the SPP. I acknowledge that the number of Shares I am entitled to purchase is limited in that the Purchase Price for such Shares cannot in any Year exceed 10% of my Base Remuneration for the Year in which the purchase is made.

                                     - OR -

     I agree to purchase Shares having an aggregate purchase price (the "Purchase Price") of $________, being _____% (any number up to and including 10 may be filled in here, less the percentage applicable to Shares, if any, that you have previously agreed to purchase in this Year) of my Base Remuneration during this Year.

     I understand that I may change the number of Shares to be purchased or the Purchase Price for such Shares only in accordance with the SPP and only by submitting to the Corporation another copy of this form with the new number of Shares or new Purchase Price.

     I understand that the number of Shares to be purchased by me will be that whole (non-fractional) number that is closest in price to (but less than) the amount determined above, and any cash balance will be refunded to me.

     I agree to pay for the Shares allocated to me as follows (CHECK (A) OR
(B)):

[_]  (A)  by bank draft or certified cheque, which is attached to this
          Agreement: or

[_] (B) I hereby authorize the Corporation (or appropriate Affiliate) to deduct from each payment on account of my Base Remuneration during the Year in which the purchase is made and during the following Year {if the Regulations so provide), the substantially equivalent amounts required to pay for my Shares by the end of the period specified in the Regulations to the Plan (the "Instalment Period").

     I hereby direct you to register the Shares purchased under this Agreement in the name of ___________________ (either your name or the name of the trustee of your registered retirement savings plan ("RRSP").

                                      1.

     I agree that no Share will be issued to me or my RRSP until the purchase price for all Shares subscribed for pursuant to this Agreement has been paid in full, that this Agreement will terminate immediately after I cease to be an Eligible Person and that no further Shares may be purchased by me or my RRSP after the date on which I cease to be an Eligible Person except as may be provided in the Plan. Subject to any other rights which I may have pursuant to the Regulations, any cash balance remaining on account of proposed purchases of Shares that cannot be completed because I have ceased to be an Eligible Person will be refunded to me.

     All capitalized terms used in this Agreement and not otherwise defined have the meaning given to them in the Plan.

Signature:          ________________________

Citizenship:        ________________________

Witness:            ________________________

Witness Name:       ________________________
(Printed)

Corporation to Complete
-----------------------

Date:

Base Remuneration:  ________________________

Purchase Price of Shares
as a Percentage of
Base Remuneration
(not to exceed 10% less percentage applicable to any other purchases m same
Year):______________


                                             Processed by the Corporation the
                                             ________ day of _________,19___.

                                             By:____________________________

                                      2.

                                  SCHEDULE "B"

                               JANNA SYSTEMS INC.

                                      Date

PERSONAL & CONFIDENTIAL
-----------------------

Participant's Name and Address

Dear {Participant}:

     The Share Option Plan (the "Option Plan") of the Corporation permits the Board of Directors to grant options to officers, employees and others whose contribution to the Corporation is significant. In recognition of your past and continuing contribution to the Corporation and in order to permit you to share in enhanced values that you will help to create, the Board is pleased to grant to you an option (the "Option") to purchase common shares (the "Shares") of the Corporation. This Option is granted on the basis set out in this letter, and is subject to the Option Plan, a copy of which is attached. This letter and the Option Plan are referred to collectively below as the "Option Documents". All capitalized terms not otherwise defined are to bear the meaning attributed to them in the Option Plan.

The total number of Shares that you may purchase pursuant to
this Option is:                                                  _______________

The option exercise price per Share is:                          $______________

           Option                      Vesting Date         %      Expiry Date
--------------------------------  ---------------------  -------  -------------
Your rights to purchase Shares
will vest and expire as follows:

     Subject to earlier expiration in accordance with the Option Documents, your rights to purchase Shares pursuant to this option will expire with respect to any vested portion at 11:59 p.m. on the anniversary date which is 10 years after the vesting date for such vested Options.

     This Option may be exercised in whole or in part in respect of vested Options at any time prior to expiry of the relevant Options, by delivery of written notice to the Corporation's head office to the attention of the President of the Corporation, specifying the number of Shares to be purchased, accompanied by payment by bank draft or certified cheque of the total purchase price of the Shares. This Option may not be exercised in amounts of less than 100 Shares in the case of any one exercise unless that exercise would entirely exhaust the Option.

     Your right to resell Shares that you purchase pursuant to the exercise of any vested Options may be restricted in accordance with applicable securities laws. Please contact the

President of the Corporation or your legal adviser for more details concerning these restrictions.

     Nothing in the Option Documents will affect our right to terminate your services, responsibilities, duties and authority at any time for any reason whatsoever. Regardless of the reason for your termination, your Option rights will be restricted to those Option rights which have vested on or prior to your date of termination and, in any claim for wrongful dismissal or breach of contract, no consideration will be given to any options that might have vested during an appropriate notice period or as a result of additional compensation you may receive in place of that notice period.

     All decisions made by the Board with regard to any questions arising in connection with the Option Documents, whether of interpretation or otherwise, will be binding and conclusive on all parties.

     The Option rights granted to you are personal and may not be sold, pledged, transferred or encumbered in any way. There are restrictions on the transfer of Shares issued to you pursuant to the Option Plan. Complete details of the restrictions referred to in this letter are set out in the Option Plan.

     Please acknowledge acceptance of your Option rights on these terms by signing where indicated below on the enclosed copy of this letter and returning the signed copy to the Corporation to the attention of the President. By signing and delivering this copy, you are acknowledging receipt of a copy of the Option Plan and are agreeing to be bound by all of the terms of the Option Documents.

                              Yours very truly,

                              JANNA SYSTEMS INC.

                              By:__________________________________

I have read and agree to be bound by this letter.

Signature:          ___________________________________________________l/s

Date:               ___________________________________________________

Witness:            ___________________________________________________

Witness Name        ___________________________________________________
(Printed):